Exhibit 17.1


Joe H. Ashley
4124 West Fourth Street #909
Hattiesburg, MS  39401


October 25, 2004


Dr. Krish V. Reddy
President and CEO
Bio-Solutions Manufacturing, Inc.
161  James Street
Hattiesburg, MS  39401


Dear Dr. Reddy

Please accept this as my official notice of resignation as Chief Financial Officer and Secretary/Treasurer of Bio-Solutions Manufacturing, Inc., effective as of this date October 25, 2004.

Thank you very much.



Yours truly,
/s/ Joe H. Ashley
Joe H. Ashley




Cc: Joel S. Baum, CPA